Exhibit 8.1

List of Subsidiaries of Wimm-Bill-Dann Foods OJSC

Subsidiary		Country of Incorporation

1.	Atamanskoe Farm	Russian Federation
2.	Bishkek Dairy Plant	Kyrgyz Republic
3.	Bolsherechensk Dairy Plant	Russian Federation
4.	Dary Valdaya	Russian Federation
5.	Essentuki Mineral Water Plant at CMW (Caucasian Mineral Waters)	Russian Federation
6.	Foods Production CJSC	Russian Federation
7.	Fruit Rivers	Russian Federation
8.	Fruktola	Russian Federation
9.	Geyser	Russian Federation
10.	Grande-V	Russian Federation
11.	Gulkevichy Dairy Plant	Russian Federation
12.	Karasuk Dairy Plant	Russian Federation
13.	Kutuliksky Creamery	Russian Federation
14.	Moloko Veidelevki	Russian Federation
15.	Municipal Guard Agency	Russian Federation
16.	Nectarin	Russian Federation
17.	Niva	Russian Federation
18.	Plemzavod Za Mir and Trud	Russian Federation
19.	Podmoskovnoye Moloko	Russian Federation
20.	PTG WBD	Russian Federation
21.	Ramensk Milk	Russian Federation
22.	Subsidiary Enterprise Wimm-Bill-Dann	Ukraine
23.	Trade Company Wimm-Bill-Dann	Russian Federation
24.	Trud OJSC	Russian Federation
25.	Tuymazinskiy Dairy Plant	Russian Federation
26.	Valdai Springs Water Plant	Russian Federation
27.	Vitafruit	Russian Federation
28.	Wimm-Bill-Dann	Russian Federation
29.	Wimm-Bill-Dann Brands	Russian Federation
30.	Wimm-Bill-Dann Beverages	Russian Federation
31.	Wimm-Bill-Dann Finance	Russian Federation
32.	Wimm-Bill-Dann Georgia	Georgia
33.	Wimm-Bill-Dann Ukraine	Ukraine
34.	Wimm-Bill-Dann Mineral Water	Russian Federation
35.	Wimm-Bill-Dann Netherlands B.V.	Netherlands
36.	Wimm-Bill-Dann Tashkent	Republic of Uzbekistan
37.	Wimm-Bill-Dann Central Asia—Almaty	Republic of Kazakhstan
38.	Wimm-Bill-Dann Preobritatel	Russian Federation
39.	Zavety Ilyicha	Russian Federation